Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the accompanying Registration Statement (No. 333-143483) on Amendment No. 1 to Form S-3 of Smart Balance, Inc. of our report dated March 16, 2007, relating to our audit of the consolidated financial statements, which appear in the Company’s Annual Report on Form 10-K of Smart Balance, Inc. (formerly known as Boulder Specialty Brands, Inc.) for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC

July 10, 2007

Denver, Colorado